EXHIBIT 4.1
SETTLEMENT AGREEMENT AND MUTUAL RELEASE
This Settlement Agreement and Mutual Release (this "Agreement") is made and entered into as of November 14, 2012 (the "Effective Date"), by and among Strategic Turnaround Equity Partners, L.P. (Cayman), a Cayman Islands limited partnership ("STEP"), Bruce R. Galloway ("Galloway"), Seth M. Lukash ("Lukash"), Gary L. Herman ("Herman"), RexonGalloway Capital Growth, a New Jersey limited liability company ("RexonGalloway"), Jacombs Investments, Inc., a Delaware corporation ("Jacombs Investments"), FBR, Inc., a New York corporation ("FBR"), United American Healthcare Corporation, a Michigan corporation ("UAHC"), Tom A. Goss ("Goss"), St. George Investments, LLC, an Illinois limited liability company ("St. George"), John M. Fife ("Fife"), Fife Trading, Inc., an Illinois corporation ("Fife Trading"), Iliad Research and Trading, L.P., a Delaware limited partnership ("Iliad Research and Trading"), Iliad Management, LLC, a Delaware limited liability company ("Iliad Management"), Chicago Venture Partners, L.P., an Illinois limited partnership ("Chicago Venture Partners"), and The Dove Foundation, an Illinois trust ("Dove").
(STEP, Galloway, Lukash, Herman, RexonGalloway, Jacombs Investments and FBR are referred to collectively as the "STEP Parties"; UAHC and Goss are referred to collectively as the "Michigan Parties"; St. George, Fife, Fife Trading, Iliad Research and Trading, Iliad Management, and Chicago Venture Partners are referred to collectively as the "Fife Parties"; the Michigan Parties, the Fife Parties, and Dove are referred to collectively as the "UAHC Parties"; and the STEP Parties and the UAHC Parties are referred to collectively as the "Parties.")
RECITALS
A.            On June 23, 2011, the Parties entered into that certain Reimbursement Agreement and Mutual Release (the "Reimbursement Agreement"), a copy of which is attached as Exhibit 10.20 to UAHC's Annual Report on Form 10-K filed with the Securities and Exchange Commission on October 13, 2011;
B.            All payments and purchases required by Sections 2(a)-(e) of the Reimbursement Agreement have been timely made, including without limitation the payment by UAHC, on behalf of the UAHC Parties, to STEP, on behalf of the STEP Parties, in the amount of $225,409.64 required by Section 2(e) of the Reimbursement Agreement, which amount is one-half of the total amount of $450,819.27 that the Reimbursement Agreement required the STEP Parties to be reimbursed for expenses incurred in connection with the proxy contest for the election of directors to UAHC's Board of Directors in 2010.
C.            Section 2(f) of the Reimbursement Agreement required UAHC, on behalf of the UAHC Parties, to pay STEP, on behalf of the STEP Parties, the amount of $225,409.64 (such payment, the "Required Payment");
D.            In connection with the consummation of the transactions contemplated by this Agreement, the Required Payment has been made in complete settlement and release of any and all claims under the Reimbursement Agreement;
E.            The Parties desire to acknowledge that the Required Payment has been made and to reiterate and affirm each of their respective obligations incurred and releases granted under the Reimbursement Agreement, in each case on the terms and subject to the conditions set forth in this Agreement; and
F.            The first scheduled payment in the amount of $18,500 and the second scheduled payment in the amount of $4,000, in each case for the Williams Paintings (as defined in the Assignment attached hereto as Exhibit A), together with the amount of $125,409.64, has been paid on the Effective Date pursuant to Section 1(a).
NOW, THEREFORE, with the above recitals incorporated in this Agreement, the Parties agree as follows:
1.            Payment.  UAHC, on behalf of the UAHC Parties, has paid, on the Effective Date, to STEP, on behalf of the STEP Parties, the amount of the Required Payment in complete fulfillment of the requirements set forth in Section 2(f) of the Reimbursement Agreement, as follows:
a.            In connection with the consummation of the transactions contemplated by this Agreement, on the Effective Date UAHC has paid $125,409.64, plus $18,500 and $4,000 (both of which are part of the $58,500 set forth in Section 1(b)), by wire transfer of immediately available funds to an account designated in writing by STEP, and STEP hereby acknowledges receipt of such wire transfer;
b.            UAHC has assigned to STEP, on the Effective Date, all of its rights under a contract for the sale of two paintings by William T. Williams owned by UAHC, including the right to receive proceeds (net of sales commissions) in the aggregate amount of $58,500 (of which the first installment of $18,500 and the second installment of $4,000 have been paid on the Effective Date), in accordance with a payment schedule, and including the right to seek recovery against the purchaser(s) of such paintings if the payments therefor are not timely made in accordance with such schedule, in each case as set forth in that certain Assignment and Assumption Agreement by and between UAHC, STEP, and G.R. N'Namdi Galleries, Inc., a Michigan corporation, (the "Gallery"), dated as of the Effective Date and attached hereto as Exhibit A (the "Assignment"); and
c.            UAHC has assigned to STEP, on the Effective Date, its rights to an aggregate amount of up to $41,500 in net proceeds from future sales of UAHC's artwork (as set forth on Exhibit B hereto; collectively, the "Residual Artwork"), as set forth in the Assignment, and STEP may appoint an alternative recognized art dealer, but subject to UAHC's prior approval, which approval shall not be unreasonably withheld, to sell any items of the Residual Artwork that has not been sold by April 30, 2013; provided, however, UAHC reserves the right, in its sole discretion, to pay vendors of its choosing with items of Residual Artwork in an aggregate value of up to $65,000 (based on the appraised values of the Residual Artwork set forth in Exhibit B); and provided further that UAHC shall retain the authority to decide, in its sole discretion, whether to accept or reject any offer to purchase any item(s) of Residual Artwork (regardless of who the art dealer is), except that UAHC may not reject any such offer that is at or above the appraised value of the applicable item(s) of Residual Artwork as set forth in Exhibit B.  UAHC agrees to cooperate in a commercially reasonable manner with any applicable art dealer in transferring title to sold Residual Artwork pursuant to this Section 1(c).  Also, to avoid doubt, if more than $41,500 in net proceeds are realized and paid to STEP, any overage or excess net proceeds on any Residual Artwork shall belong to and be the property of UAHC.
d.            Notwithstanding anything to the contrary in Section 1(c), if at any time prior to STEP's receipt of the full amount of $41,500 pursuant to Section 1(c) UAHC receives any amounts from the Tennessee Escrow (as defined in the Reimbursement Agreement), then within five (5) business days after such receipt UAHC shall pay to STEP, in full satisfaction of the amount due to STEP from the sale of the Residual Artwork pursuant to Section 1(c), the amount received by UAHC from the Tennessee Escrow; provided, however, that such amount shall not exceed $41,500 less any amounts already received by STEP from the sale of the Residual Artwork pursuant to Section 1(c); and provided further that, to the extent that the amount, if any, from the Tennessee Escrow paid by UAHC to STEP pursuant to this Section 1(d) is less than the remaining amount then due to STEP pursuant to Section 1(c), STEP will be entitled to receive the balance of such remaining amount from the sale of the Residual Artwork pursuant to Section 1(c).
2.            Final Liquidation.  Each STEP Party agrees that the payments and assignments set forth in Sections 1(a), 1(b), and 1(c) constitute a final liquidation of all claims relating directly or indirectly to the Required Payment.  In particular, if the full $58,500 payment is not made pursuant to Section 1(b), the STEP Parties will have no recourse to the UAHC Parties, and the only recourse that the STEP Parties will have is as against the Gallery pursuant to the Assignment and the Artwork Purchase Agreement attached as Exhibit A to the Assignment, and as against George R. N'Namdi pursuant to his Personal Guaranty attached as Exhibit B to the Assignment. To avoid all doubt, if the full $58,500 is not paid, then the STEP Parties only recourse will be to collect as against the Gallery and George R. N'Namdi, and not to collect as against any UAHC Party. Similarly, if the STEP Parties do not realize $41,500 pursuant to sale of the Residual Artwork pursuant to Section 1(c), the STEP Parties will have no recourse as against any UAHC Party, and the STEP Parties only recourse shall be to appoint another recognized art dealer, subject to UAHC's prior approval, which approval shall not be unreasonably withheld, to sell the Residual Artwork in accordance with Section 1(c).
3.            Acknowledgment.  Each STEP Party agrees and acknowledges that STEP has had the opportunity to review and comment on that certain Artwork Purchase Agreement attached as Exhibit A to the Assignment and that certain Personal Guaranty attached as Exhibit B to the Assignment, in each case prior to the execution of this Agreement, and that STEP has found such documents to be satisfactory to accomplish their stated purposes.
4.            Mutual Releases.  In exchange for the payment of the Required Payment and for the other provisions of this Agreement, the Parties agree, as of the Effective Date, as follows:
a.            Each STEP Party, on its, his or their own behalf, and on behalf of its, his or their heirs, beneficiaries, agents, executors, administrators, officers, directors, employees, parent companies, subsidiaries, Affiliates (as defined below in this Section 2(a)), successors, predecessors, attorneys, representatives, shareholders, members, partners, insurers, creditors, sureties and assigns (collectively, "Principals and Affiliates"), hereby fully, completely and forever releases each UAHC Party and its, his or their Principals and Affiliates from any and all liabilities, demands, causes of action, costs, expenses, attorney's fees, damages, indemnities, claims and obligations of every kind and nature, at law, in equity or otherwise, whether known or unknown, suspected or unsuspected, disclosed or undisclosed as of the Effective Date, including without limitation any claims arising from or related to (i) any issues in the Litigation (as defined in the Reimbursement Agreement) or (ii) the Stock Purchase Agreement (as defined in the Reimbursement Agreement) or the transactions contemplated thereby.  An "Affiliate" with respect to a specified person means (y) any person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the specified person and (z) any family member, including any parent, sibling or child, of the specified person.
b.            Each UAHC Party, on its, his or their own behalf, and on behalf of its, his or their Principals and Affiliates, hereby fully, completely and forever releases each STEP Party and its, his or their Principals and Affiliates from any and all liabilities, demands, causes of action, costs, expenses, attorney's fees, damages, indemnities, claims and obligations of every kind and nature, at law, in equity or otherwise, whether known or unknown, suspected or unsuspected, disclosed or undisclosed as of the Effective Date, including without limitation any claims arising from or related to (i) any issues in the Litigation or (ii) the Stock Purchase Agreement or the transaction contemplated thereby, except in each case any breach of a representation or warranty in the Stock Purchase Agreement that survives the consummation of such transaction.
5.            Reaffirmation of the Reimbursement Agreement.  Each of the Parties hereby acknowledges and reaffirms each and every term and provision of the Reimbursement Agreement), including without limitation:
a.            The general releases set forth in Section 1 of the Reimbursement Agreement;
b.            The negative covenants set forth in Section 3 of the Reimbursement Agreement;
c.            The representations and warranties set forth in Sections 4(a) and 4(b) of the Reimbursement Agreement;
d.            The statement of understanding set forth in Section 5 of the Reimbursement Agreement;
e.            The non-disparagement covenant set forth in Section 8 of the Reimbursement Agreement;
f.            The non-circumvention covenant set forth in Section 9 of the Reimbursement Agreement; and
g.            The provisions for liquidated damages and specific performance set forth in Section 11 of the Reimbursement Agreement.
6.            Severability.  If any provision or term of this Agreement is held to be illegal, invalid, or unenforceable, (a) such provision or term shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised part of this Agreement, and (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement.  Furthermore, in lieu of each such illegal, invalid, or unenforceable provision or term, there shall be added automatically as a part of this Agreement another provision or term as similar to the illegal, invalid, or unenforceable provision as may be possible and that is legal, valid, and enforceable.
7.            Entire Agreement.  This Agreement constitutes the entire Agreement of the Parties, and supersedes all prior and contemporaneous negotiations and agreements, oral or written, regarding this matter.  All prior and contemporaneous negotiations and agreements of any nature regarding the subject matter of this Agreement are deemed incorporated and merged into this Agreement and are deemed to have been abandon if not so incorporated.  No representations, oral or written, are being relied upon by any Party in executing this Agreement other than the express representations of this Agreement.  This Agreement cannot be changed or terminated without the express written consent of the Parties.
8.            Authority.  The Parties hereby acknowledge and expressly warrant and represent for themselves, and for their predecessors, successors, assigns, and legal representatives, as applicable, that they (a) are legally competent and authorized to execute this Agreement, (b) have not assigned, pledged, or otherwise in any manner, sold or transferred, either by instrument in writing or otherwise, any right, title, interest, or claim that they may have by reason of any matter described in this Agreement, (c) have the full right and authority to enter into this Agreement and to consummate the covenants contemplated herein, and (d) will cooperate, execute and deliver such further documents and undertake such further actions as may reasonably be required to effect any of the agreements and covenants in this Agreement.
9.            Assignment.  None of the STEP Parties may assign any of its, his or their rights under this Agreement without the prior written consent of UAHC and the Fife Parties.  None of the UAHC Parties or the Fife Parties may assign any of its, his or their rights under this Agreement without the prior written consent of STEP.
10.            Counterparts.  It is understood and agreed that this Agreement may be executed in multiple originals and/or counterparts, each of which shall be deemed an original for all purposes, but all such counterparts together shall constitute one and the same instrument.  Executed copies, facsimiles or imaged copies of this Agreement shall have the same effect as an original.
11.            Confidentiality.  The Parties agree to keep the terms of this Agreement, including without limitation the amount of money paid hereunder, strictly confidential and will not disclose such information to any other person or entity; provided, however, that any Party may disclose such information to its accountants, attorneys, and investors, or upon advice of counsel, where such disclosure is required to comply with legal process or with a legal, contractual, or regulatory reporting requirement.
12.            Choice of Law; Venue.  Notwithstanding the place where this Agreement may be executed by any of the Parties, or any other factor, all terms and provisions hereof shall be governed by and construed in accordance with the laws of the State of Illinois, applicable to agreements made and to be fully performed in that State and without regard to principles of conflicts of law thereof.  Any action brought to enforce, or otherwise arising out of, this Agreement shall be brought only in the State and Federal Courts located in the County of Cook, State of Illinois.  In any such action, the prevailing Party shall recover its reasonable attorney fees and out of pocket disbursements.
13.            Construction.  The Parties were each fully represented by counsel in negotiating this Agreement.  The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the Parties.  As used in this Agreement, the singular or plural number shall be deemed to include the other whenever the context so indicates or requires.
14.            Headings.  The headings of this Agreement are for purposes of reference only and shall not limit or define the meaning of the provisions of this Agreement.
15.            Principals and Affiliates.  Each Party, by signing below, hereby executes this Agreement on behalf of itself, himself or themselves, and also for its, his or their Principals and Affiliates, in each case intending for each of them to be legally bound by this Agreement as if it, he or they were signatories to this Agreement.  Each Party hereby agrees to cause its, his or their Principals and Affiliates to comply with this Agreement and not to violate any of its, his or their covenants under this Agreement.
[Signature Pages Immediately Following]

SETTLEMENT AGREEMENT – Signature Page 1

INTENDING TO BE LEGALLY BOUND, the undersigned Parties have executed this Agreement as of the date first written above.

STRATEGIC TURNAROUND EQUITY PARTNERS, L.P. (CAYMAN)

By:	Galloway Capital Management LLC, its General Partner

	By:	/s/ Gary Herman
	Name:	Gary Herman
	Title:	Managing Member

/s/ Bruce R. Galloway
Bruce R. Galloway

/s/ Seth Lukash
Seth Lukash

/s/ Gary Herman
Gary L. Herman

REXONGALLOWAY CAPITAL GROWTH, LLC

By:	/s/ Bruce R. Galloway
Name:	Bruce R. Galloway
Title:	Member

JACOMBS INVESTMENTS, INC.

By:	/s/ Bruce R. Galloway
Name:	Bruce R. Galloway
Title:	President

FBR, INC.

By:	/s/ Gary L. Herman
Name:	Gary L. Herman
Title:	President

UNITED AMERICAN HEALTHCARE CORPORATION

By:	/s/ John M. Fife
Name:	John M. Fife
Title:	President and Chief Executive Officer

/s/ Tom A. Goss
Tom A. Goss

ST. GEORGE INVESTMENTS, LLC

By:	Fife Trading, Inc., its Manager

	By:	/s/ John M. Fife
	Name:	John M. Fife
	Title:	President

/s/ John M. Fife
John M. Fife

FIFE TRADING, INC.

By:	/s/ John M. Fife
Name:	John M. Fife
Title:	President

ILIAD RESEARCH AND TRADING, L.P.

By:	Iliad Management, LLC, its General Partner

	By:	Fife Trading, Inc., its Manager

	By:	/s/ John M. Fife
	Name:	John M. Fife
	Title:	President

ILIAD MANAGEMENT, LLC

By:	Fife Trading, Inc., its Manager

	By:	/s/ John M. Fife
	Name:	John M. Fife
	Title:	President

CHICAGO VENTURE PARTNERS, L.P.

By:	Chicago Venture Management, L.L.C., its General Partner

	By:	CVM, Inc., its Manager

	By:	/s/ John M. Fife
	Name:	John M. Fife
	Title:	President

THE DOVE FOUNDATION

By:	/s/ James M. Delahunt
Name:	James M. Delahunt
Title:	Trustee

EXHIBIT A

Assignment and Assumption Agreement

See attached.

SETTLEMENT AGREEMENT – Exhibit A

EXHIBIT B

Residual Artwork

See attached.
19433917v12

SETTLEMENT AGREEMENT – Exhibit B